EXHIBIT 99.1
                                                                    ------------


                              FOR IMMEDIATE RELEASE

Contact: Clement B. Knapp, Jr.
         President
         (219) 836-5870


July 28, 2004

      AMB FINANCIAL ANNOUNCES QUARTER RESULTS AND PAYMENT OF CASH DIVIDEND


Munster, Indiana- AMB Financial Corp. (NASDAQ: Small Cap Market: AMFC) (the "Company") the parent holding company for American Savings, FSB (the "Bank") announced today that earnings per share for the second quarter ended June 30, 2004 totaled $.19 per diluted share, compared to $.30 per diluted share reported for the quarter ended June 30, 2003. The decreased earnings per share compared to last year resulted primarily from decreased fee income, unrealized losses from the Company's trading portfolio and higher non-interest expense, offset in part by an increase in net interest income. Net income for the current quarter totaled $192,000 compared to $298,000 reported in the year earlier period. Return on average equity and return on average assets were 5.93% and .50%, respectively, in the current quarter compared to 9.93% and .78% in last year's comparable period.

AMB Financial Corp. also announced that it will pay a regular cash dividend of $.06 per share for the quarter ended June 30, 2004. The dividend will be payable on August 20, 2004 to the shareholders of record on August 6, 2004.

RESULTS FOR THE QUARTER ENDED JUNE 30, 2004

Net interest income for the current quarter totaled $1.17 million compared to $1.08 million for last year's second quarter, an increase of 7.9%. The net interest margin was 3.42% in the current quarter, three basis points higher than the 3.39% reported for the quarter ended March 31, 2004, and higher than last year's second quarter net interest margin of 3.18%. The modest increase in the net interest margin during the past three months was principally due to a decline in the cost of deposits and borrowed funds.

The average yield on interest-earning assets fell to 5.88% for the quarter ended June 30, 2004 compared to 5.93% reported for the quarter ended March 31, 2004 and 6.20% in last year's second quarter. The yield on loans receivable decreased by 2 basis points to 6.19% for the quarter ended June 30, 2004 compared to the period three months ago. The pace of decline in the loan portfolio yield has continued to slow, however, as refinancing activity has abated during the past three quarters. The average cost of interest-bearing liabilities declined to 2.46% in the current quarter, compared to 2.56% for the quarter ended March 31, 2004 and 2.97% in last year's second quarter. The lower funding costs were primarily the result of continued lower deposit liability costs. The cost of deposits declined to 1.95% for the quarter compared to 2.05% for the quarter March 31, 2004 and 2.44% for the comparable quarter in 2003. The cost of deposits declined as a result of both an increase in the amount of lower-cost core deposits as a percentage of total deposits, as well as a continuing downward repricing of certificate of deposit accounts.

Non-interest income decreased to $228,000 in the current quarter, compared to $428,000 reported in last year's second quarter. The decline in non-interest income was primarily attributable to a $110,000 decrease in income from trading account securities as the market price of the Company's portfolio of small thrift and community bank stocks declined primarily due to a general decline in financial institution stock prices during the period. Deposit related fee income declined by $28,000, due in part to reduced ATM fees as a result of the Company's closing of two casino boat ATMs. Loan related fees also declined by $16,000 due to reduced loan refinance and modification activity during the quarter as compared to the prior year and service fee income, primarily related to the Company's accounts receivable, serviced by others, declined by $17,000 due to repayment during 2003 of approximately $2.0 million of such accounts receivable. Also, the

Company recorded gains on the sale of investment securities and real estate owned in the amounts of $10,000 and $16,000, respectively, during the prior year period which did not occur during the current three month period. In addition, the Company also incurred a loss of $21,000 in the current quarter compared to a loss of $18,000 in the prior year's quarter, related to an investment in a low-income housing joint venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods which resulted in the reduction of the Company's effective income tax rate.

Non-interest expense totaled $1.06 million in the current quarter compared to $1.00 million reported for the quarter ended June 30, 2003. The increase resulted primarily from increased staffing costs during the quarter of $63,000 due to increased compensation and benefit costs (including increased ESOP expense as a result of the increase in the price of the Company's stock between periods), and increased insurance and security costs of $14,000 offset by a reduction in occupancy and equipment expenses of $21,000 due to an adjustment of real estate tax accruals.

The Company recorded a provision for loan losses of $63,000 during the quarter as compared to $61,000 during the prior year's quarter. During the current quarter, the Bank recorded $406,000 of net loan charge-offs, including $358,000 relating to a non-performing non-residential participation loan as well as $35,000 relating to a single family residence subsequently transferred to real estate owned and $13,000 of credit card loans. The Bank's general allowance for loan losses was $573,000 at June 30, 2004, which is equal to 32.3% of net non-performing loans and .46% of net loans receivable.

Income tax expense totaled $78,000 in the current quarter, an effective tax rate of 28.9%, compared to $149,000 or an effective tax rate of 33.2% for the quarter ended June 30, 2003. Both periods were positively impacted by the recognition of approximately $35,000 in low-income housing tax credits which have a greater impact on the effective rate in a lower earnings period compared to a higher earnings period.

RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2004

Diluted earnings per share declined to $.45 for the six months ended June 30, 2004 compared to $.62 in the prior year period. For the six months ended June 30, 2004, net income totaled $457,000 compared to $626,000 for the comparable period last year. Return on average equity for the six months ended June 30, 2004 was 7.10% compared to 10.49% for the six months ended June 30, 2003.

Net interest income totaled $2.28 million for the first six months ended June 30, 2004, compared to $2.15 million reported for the first six months of 2003. The net interest margin increased to 3.40% in the current six month period compared to 3.19% a year ago. Continuing low interest rates during the past 12 months fueled heavy loan prepayments, loan refinancing activity and lower funding costs. The combination of these factors translated into the Company's funding costs declining at a faster pace than decreases in asset yields, and led to the increase in the net interest margin.

Non-interest income decreased by $238,000 primarily due to reduced fees and service charges of $141,000 and reduced gains on trading account activity of $111,000 offset by increased rental income of $29,000 from the Dyer office location which is currently fully leased. Non-interest expense increased by $192,000, due primarily to increases in compensation and benefits of $148,000, advertising of $34,000 and data processing of $26,000 offset by a decrease in occupancy and equipment expenses of $18,000. Loan loss provisions totaled $89,000 in the current period as compared to $109,000 in the year ago period.

BALANCE SHEET AND CAPITAL

Total assets of the Company increased by $8.4 million to $154.4 million at June 30, 2004 from $146.0 million reported at December 31, 2003. The increase in assets during the six month period resulted primarily from growth in loan balances, which totaled $123.9 million at June 30, 2004 compared to $120.2 million at December 31, 2003, an increase of $3.7 million. In addition, the Company increased its liquidity position by $4.4 million to $11.6 million at June 30, 2004 in anticipation of purchasing $5.0 million of single-family residential jumbo ARMs from a third party lender during July, 2004. The growth in assets during the six month period was funded by an increase in deposit balances, which increased by $5.5 million to $113.8 million at June 30, 2004 as well as a $2.9 million increase in short term borrowed money to $19.0 million from FHLB of Indianapolis.

As of June 30, 2004, stockholders' equity in AMB Financial Corp. totaled $12.8 million. The number of common shares outstanding at June 30, 2004 was 975,293 and the book value per common share outstanding was $13.16. The Bank's tangible, core and risk-based capital percentages of 8.74%, 8.74%, and 15.13%, respectively, at June 30, 2004 and exceeded all regulatory requirements by a significant margin.

Non-performing assets decreased during the past three months, totaling $1.99 million or 1.29% of total assets at June 30, 2004 compared to $2.64 million or 1.74% of total assets at March 31, 2004. Included in non-performing assets at June 30, 2004, was $697,000 of loans to one related borrower. Management has authorized the establishment of $71,000 of specific reserves against the unsecured portion of this debt. In addition, the Bank has negotiated a workout arrangement with the accounts receivable customer discussed in the prior quarter. The indebtedness, which had a balance of $533,000 at March 31, 2004, has been restructured to a commercial loan, which, at June 30, 2004, had a remaining balance of $370,000. This loan is being reported as a non-performing asset until a payment history can be established, at which time it will be removed from this designation.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan repayments, (ii) changes in customer preference for our products and services,
(iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses,
(v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, and (vii) legislation or regulations adversely affecting the Bank or the Company, and (viii) the success of the Company's workout programs for troubled assets.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond and Munster, Indiana.

(Two pages of financial data are included with this release.)

                               AMB Financial Corp.
                        Selected Financial Condition Data
                                 (In Thousands)

                                                         June 30       Dec. 31
                                                           2004          2003
                                                        ---------     ---------
                                                       (Unaudited)

Total assets                                              154,364       145,965
Loans receivable, net                                     123,944       120,209
Mortgage-backed securities                                  2,656         3,155
Investment securities and interest bearing deposits        11,773         7,993
Deposits                                                  113,812       108,334
Borrowed money                                             19,026        16,130
Guaranteed preferred beneficial interest
 in the Company's subordinated debentures                   5,000         5,000
Stockholders' equity                                       12,835        12,520

                            Selected Operations Data
                                 (In Thousands)
                                   (Unaudited)

                                                               Three Months Ended                 Six Months Ended
                                                                     June 30                           June 30
                                                            -------------------------         -------------------------
                                                              2004             2003             2004             2003
                                                            --------         --------         --------         --------
Total interest income                                       $  2,003         $  2,104         $  3,958         $  4,237
Total interest expense                                           838            1,024            1,677            2,086
                                                            --------         --------         --------         --------
 Net interest income                                           1,165            1,080            2,281            2,151
Provision for loan losses                                         63               61               89              109
                                                            --------         --------         --------         --------
 Net interest income after provision for
 loan losses                                                   1,102            1,019            2,192            2,042
                                                            --------         --------         --------         --------
Non-interest income:
 Fees and service charges                                        232              294              449              590
 Rental Income                                                    34               19               68               39
 Gains (loss) on trading securities                              (65)              45              (23)              88
 Gains on available for sale securities                         --                 10             --                 10
 Loss from investment in joint venture                           (21)             (18)             (43)             (40)
 Gain on sale of REO                                            --                 16             --                 16
 Increase in cash surrrender value of life insurance              34               39               73               80
 Gain from life insurance proceeds                              --               --                 27             --
 Other operating income                                           14               23               29               35
                                                            --------         --------         --------         --------
 Total non-interest income:                                      228              428              580              818
                                                            --------         --------         --------         --------
Non-interest expense:
 Staffing cost                                                   541              478            1,092              944
 Occupancy and equipment costs                                   106              127              226              244
 Data processing                                                 138              134              274              248
 Professional fees                                                72               76              119              128
 Other                                                           203              185              422              377
                                                            --------         --------         --------         --------
  Total non-interest expense                                   1,060            1,000            2,133            1,941
                                                            --------         --------         --------         --------
Net income before income taxes                                   270              447              639              918
                                                            --------         --------         --------         --------
Provision for federal & state income taxes                        78              149              182              292
                                                            --------         --------         --------         --------
Net income                                                  $    192              298              457              626
                                                            ========         ========         ========         ========
Earnings per share
  Basic                                                     $   0.20         $   0.33         $   0.49         $   0.69
  Diluted                                                   $   0.19         $   0.30         $   0.45         $   0.62

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

                               AMB Financial Corp.
                    Selected Financial Ratios and Other Data
                                   (Unaudited)

                                                              Three Months Ended          Six Months Ended
                                                                   June 30                     June 30
                                                              2004         2003          2004          2003
                                                             ------       ------        ------        ------
Performance Ratios:
Return on average assets                                      0.50%        0.78%         0.61%         0.82%
Return on average equity                                      5.93         9.93          7.10         10.49
Interest rate spread information:
 Average during period                                        3.42         3.23          3.40          3.23
 End of period                                                3.12         2.99          3.12          2.99
Net interest margin                                           3.42         3.18          3.40          3.19
Efficiency ratio                                             76.10        66.75         75.27         65.61
Ratio of operating expense to average total assets            2.76         2.60          2.83          2.54
Ratio of average interest earning assets to average
interest-bearing liabilities:                                1.00x        0.99x         1.00x          .99x
Weighted average common shares outstanding:
  Basic                                                    945,186      905,606       936,017       909,473
  Diluted                                                1,025,473    1,000,694     1,015,192     1,007,859


                                                           At            At
                                                        June 30        Dec. 31
                                                          2004          2003
Quality Ratios:                                       (Unaudited)
Non-performing assets to total assets at end of
period                                                   1.29%          1.13%
Allowance for loan losses to non-performing
loans                                                    37.43          65.35
Allowance for loan losses to loans receivable, net        0.58           0.86


Capital Ratios:
Equity to total assets at end of period                   8.31           8.58
Average equity to average assets                          8.54           8.04


Other Data:
Number of full service offices                               3              3

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


     In connection with the quarterly report of AMB Financial Corporation (the "Company") on Form 8-K for the period ending June 30, 2004 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I Clement
B. Knapp, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.



Date: July 29, 2004                   /s/ Clement B. Knapp
                                      -------------------------------------
                                      Clement B. Knapp
                                      President and Chief Executive Officer

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


     In connection with the quarterly report of AMB Financial Corporation (the "Company") on Form 8-K for the period ending June 30, 2004 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I Daniel
T. Poludniak, Vice President, Treasurer and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to
Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.



Date: July 29, 2004                   /s/ Daniel T. Poludniak
                                      -------------------------------------
                                      Daniel T. Poludniak, Vice President,
                                      Treasurer and Chief Financial Officer